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                                     [Logo]

                        THREE LANDMARK SQUARE, SUITE 400
                          STAMFORD, CONNECTICUT 06901

                                                                January 22, 2001

Dear Shareholder:

    I am writing to you today to inform you about a technical modification to the agreement relating to our proposed merger with DoubleClick Inc. On January 22, 2001, we entered into an amendment to the merger agreement to provide flexibility in the mechanics and the structure of the merger in order to realize the most beneficial tax treatment for the parties involved. A copy of the amendment is enclosed with this letter. No other terms of the amended and restated merger agreement were modified. IN PARTICULAR, NO TERMS RELATING TO THE MERGER CONSIDERATION YOU WILL RECEIVE HAVE BEEN AMENDED, WHICH REMAIN AS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS RELATING TO THE MERGER, DATED DECEMBER 22, 2000. DoubleClick will elect the exact form of merger consideration on the business day prior to the closing.

    We have provided an amended Notice of Special Shareholders' Meeting which reflects this modification, and have also included a new proxy card in the event that you wish to revoke your proxy in the manner set forth in the proxy statement/prospectus relating to the merger, dated December 22, 2000. You may use either proxy card to vote on matters brought before the special shareholders' meeting. If you have already voted and do not wish to change your vote, no further action by you is required in connection with the special shareholders' meeting.

    The Board of Directors remains committed to our transaction and recommends that all shareholders vote FOR approval of the amended and restated merger agreement (as amended).

    All shareholders are invited to attend the special shareholders' meeting in person. Whether or not you plan to attend, in order that your shares may be represented at the special shareholders' meeting, please complete, sign and date your proxy and return it as soon as possible. If you attend the special shareholders' meeting in person, you may, if you wish, vote personally on all matters brought before the special shareholders' meeting even if you have previously returned your proxy.


                                          Sincerely,

                                          /s/ Mark K. Wright

                                          MARK K. WRIGHT
                                          Chairman